FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Extends Stockholder Rights Plan

Newark, N.J., June 22, 2006 — Wilshire Enterprises, Inc. (“Wilshire” or the “Company”) (Amex: WOC) announced today that its Board of Directors has extended the Stockholder Protection Rights Plan (the "Rights Plan") initially through August 31, 2007. The Rights Plan, which was adopted by the Company in June 1996, was scheduled to expire on July 6, 2006.

Chairman and Chief Executive Officer Sherry Wilzig Izak said, "Our strategy to increase shareholder value by redeveloping or repositioning certain properties and selling non-core assets is proceeding as planned. As previously announced, we are taking advantage of the opportunity to deliver more value in the near term through a program of relatively modest investments in renovation, permitting and related improvements to certain of our properties, and the sale of certain assets individually rather than as part of a larger company transaction. This will be followed later this year by an aggressive exploration of opportunities to sell or merge our business. The re-election of Directors by decisive margins at last month's Annual Meeting suggests that the vast majority of our shareholders shares our confidence in this strategy.

"Mercury Real Estate Advisors LLC, a hedge fund based in Greenwich, Connecticut, repeatedly has called for Wilshire's immediate liquidation. Our Board strongly believes, and common business sense dictates, that substituting a precipitous and unproven 'fire sale' for a proven value maximization strategy solely to satisfy the demands of a single hedge fund does not serve the interests of all shareholders. We see no advantage in limiting the types of transactions we are able to consider in pursuit of value maximization. By helping to prevent the use of abusive tactics to force a premature liquidation of the Company, the extension of the Rights Plan will enhance our flexibility to achieve our goal of delivering value to our shareholders."

As amended and restated by the Wilshire Board, the Rights Plan will expire on August 31, 2007 unless the independent members of the Board determine in August 2007 that continuation of the Rights Plan continues to be in the best interests of Wilshire and its stockholders. If the independent directors make that determination, the Rights Plan will expire on August 31, 2008 unless Wilshire’s stockholders approve the Rights Plan at the 2008 annual meeting of stockholders. If both of these conditions are met, the Rights Plan will expire on August 31, 2010. In all cases, the Rights Plan provides for earlier expiration in certain circumstances.

The Rights Plan provides for issuance of one Right for each share of common stock outstanding. The Rights are separable from and exercisable upon the occurrence of certain triggering events involving the acquisition of at least 15% (or, in the case of certain existing stockholders, 25%) of the Company’s common stock by an individual or group, as defined in the Rights Plan (an “Acquiring” Person) and may be redeemed by the Board of Directors at a redemption price of $0.01 per Right at any time prior to the announcement by the Company that a person or group has become an Acquiring Person.

On and after the tenth day following such triggering events, each Right would entitle the holder (other than the Acquiring Person) to purchase $50 in market value of the Company’s Common Stock for $25. In addition, if there is a business combination between the Company and an Acquiring Person, or in certain other circumstances, each Right (if not previously exercised) would entitle the holder (other than the Acquiring Person) to purchase $50 in market value of the common stock of the Acquiring Person for $25.

About Wilshire Enterprises

Wilshire is engaged primarily in the ownership and management of real estate investments in the United States including the sunbelt states of Arizona, Florida, and Texas.

FORWARD-LOOKING STATEMENT:

The non-historical statements (including the statements regarding the Company’s plans to explore the sale or merger of the Company) in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. Such risks and uncertainties include uncertainties inherent in any analysis of business transactions, including the impact of market, economic and competitive conditions on the Company and others, as well as other risks and uncertainties disclosed in the Company's 2005 Form 10-K filed with the Securities and Exchange Commission.

Company Contact: Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact: Neil Berkman, Berkman Associates, 310-826-5051